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               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for the John Hancock Income Securities Trust in the John Hancock Income Securities Trust Auction Preferred Share prospectus and "Independent Auditors" and "Financial Statements" in the John Hancock Income Securities Trust Statement of Additional Information and to the incorporation by reference in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-2, No. 333-108636) of our report dated February 7, 2003, on the financial statements and financial highlights in the Annual Report to the Shareholders for the year ended December 31, 2002, of the John Hancock Income Securities Trust for the registration of its Auction Preferred Shares.

                                                           /s/ ERNST & YOUNG LLP

Boston, Massachusetts
October 23, 2003